Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Revance Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(r)(1)	16,000,000	$6.2513(2)	$100,021,900.00	0.00014760	$14,764

	Total Offering Amounts					$100,021,900.00	—	$14,764

	Total Fees Previously Paid					—	—	—

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$14,764

(1)

The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Filing Fee” table filed as Exhibit 107 to the Registrant’s Registration Statement on Form S-3ASR (File No. 333-275548) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

(2)	Represents the blended offering price per share, based on $6.25 per share with respect to 15,970,000 shares of common stock and $6.98 per share with respect to 30,000 shares of common stock.